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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934

Amendment No.:  1

Name of Issuer:  Approved Financial Corp.


Title of Class of Securities:  Common Stock, $1.00 par value

CUSIP Number:  0000383271


  (Date of Event Which Requires Filing of this Statement)

                       April 4, 2000

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ / Rule 13d-1(b)
/X/ Rule 13d-1(c)
/ / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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CUSIP Number: 0000383271

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

         Sy Jacobs

2.  Check the Appropriate Box if a Member of a Group

         a.
         b.   X

3.  SEC Use Only


4.  Citizenship or Place of Organization

         United States

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:

          11,000

6.  Shared Voting Power:

          250,000

7.  Sole Dispositive Power:

          11,000

8.  Shared Dispositive Power:

          250,000

9.  Aggregate Amount Beneficially Owned by Each Reporting
Person

          266,000

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares

11. Percent of Class Represented by Amount in Row (9)

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           4.85%

12. Type of Reporting Person

          IN

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CUSIP Number: 0000383271

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          JAM Partners, L.P.


2.  Check the Appropriate Box if a Member of a Group

          a.
          b.  X

3.  SEC Use Only


4.  Citizenship or Place of Organization

          Delaware

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:



6.  Shared Voting Power:

           250,000

7.  Sole Dispositive Power:



8.  Shared Dispositive Power:

           250,000

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

           250,000

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares

11. Percent of Class Represented by Amount in Row (9)

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           4.56%

12. Type of Reporting Person

          PN

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CUSIP Number: 0000383271

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          JAM Managers L.L.C.


2.  Check the Appropriate Box if a Member of a Group

          a.
          b.  X

3.  SEC Use Only


4.  Citizenship or Place of Organization

          Delaware

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:



6.  Shared Voting Power:

           250,000

7.  Sole Dispositive Power:



8.  Shared Dispositive Power:

           250,000

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

           250,000

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares

11. Percent of Class Represented by Amount in Row (9)

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           4.56%

12. Type of Reporting Person

          OO













































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Item 1(a) Name of Issuer:  Approved Financial Corp.

      (b) Address of Issuer's Principal Executive Offices:

          1716 Corporate Landing Parkway
          Virginia Beach, Virginia  23454

Item 2(a) - (c).  Name, Principal Business Address, and
Citizenship of Persons Filing:

          Sy Jacobs, JAM Partners, L.P. and JAM Managers
          L.L.C.
          One 5th Avenue
          New York, New York 10003

          Sy Jacobs - United States citizen
          JAM Partners, L.P. - Delaware limited partnership
          JAM Managers L.L.C. - Delaware limited liability company

    (d)   Title of Class of Securities:  Common Stock

    (e)   CUSIP Number:  0000383271

Item 3.  If this statement is filed pursuant to Rule
13d-1(b)(1) or 13d-2(b) or (c) check whether the person filing is:

    (a) / / Broker or dealer registered under Section 15 of the Act,

    (b)  / / Bank as defined in Section 3(a)(6) of the Act,

    (c)  / / Insurance Company as defined in
             Section 3(a)(19) of the Act,

    (d) / / Investment Company registered under Section 8 of the Investment Company Act,

    (e) / / Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee
             Retirement Income Security Act of 1974 or
             Endowment Fund,





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    (g)  / / Parent Holding Company, in accordance with Rule
             13d-1(b)(ii)(G),

    (h) / / Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

    (i) / / Church plan excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act,

    (j)  / / Group, in accordance with Rule 13d-
             1(b)(1)(ii)(H).

If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/

 Item 4. Ownership.
         (a) Amount Beneficially Owned: 266,000 shares owned by Sy Jacobs; 250,000 shares owned by JAM
         Partners, L.P. and JAM Managers L.L.C.

         (b) Percent of Class:  4.85% by Sy Jacobs; 4.56% by
         JAM Partners, L.P. and JAM Managers L.L.C.

         (c) Sy Jacobs: 250,000 shares with shared power to vote or to direct the vote; 11,000 shares with sole power to vote or to direct the vote; 250,000 shares with shared power to dispose or to direct the disposition of; 11,000 shares with the sole power to dispose or to direct the disposition of

             JAM Partners, L.P. and JAM Managers L.L.C.:
         250,000 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 250,000 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

Item 5.  Ownership of Five Percent or Less of a Class.

         Percent of Class:  4.85% by Sy Jacobs; 4.56% by JAM
         Partners, L.P. and JAM Managers L.L.C.

Item 6.  Ownership of More than Five Percent on Behalf of
         Another Person.

         N/A



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Item 7.  Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported by the
         Parent Holding Company.

         N/A

Item 8.  Identification and Classification of Members of the
         Group.

         N/A

Item 9.  Notice of Dissolution of the Group.

         N/A

Item 10.

    Certification for Rule 13d-1(c): By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

























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         After reasonable inquiry and to the best of our
         knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.



    /s/ Sy Jacobs
    _________________________
    Sy Jacobs


    JAM PARTNERS, L.P.

    By: JAM MANAGERS L.L.C.
        General Partner

          /s/ Sy Jacobs
     By:  _________________________
          Sy Jacobs
          Managing Member

    JAM MANAGERS L.L.C.


          /s/ Sy Jacobs
     By:  _________________________
          Sy Jacobs
          Managing Member

    April 28, 2000
    __________________
    Date


















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02152001.AJ9





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                         AGREEMENT

         The undersigned agree that this Schedule 13G dated

April 28, 2000 relating to the Common Stock of Approved

Financial Corp. shall be filed on behalf of the undersigned.

                             /s/ Sy Jacobs
                             _________________________
                             Sy Jacobs


                             JAM PARTNERS, L.P.

                             By: JAM MANAGERS L.L.C.
                                 General Partner

                                   /s/ Sy Jacobs
                              By:  _________________________
                                   Sy Jacobs
                                   Managing Member

                             JAM MANAGERS L.L.C.


                                   /s/ Sy Jacobs
                              By:  _________________________
                                   Sy Jacobs
                                   Managing Member





















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